ZANETT, INC. ANNOUNCES THIRD QUARTER, NINE MONTH 2007 FINANCIAL RESULTS

                           Reorganization Completed

            Fourth Quarter Revenue Expected to Rise 4%-9% Year over Year

                    Conference Call Today at 11 a.m. EST

NEW YORK, NY, November 14, 2007 -- Zanett, Inc. (NASDAQ CM: ZANE), a leading information technology (IT) consulting firm serving Fortune 500 corporations, mid-market companies, and highly classified government agencies involved in Homeland Defense and Homeland Security, today announced its third quarter and nine month financial results.

Financial Highlights for the quarter and nine months ended September 30, 2007 include:

* Commercial Solutions segment generated revenues of $29,982,171 in the nine months ended September 30, 2007, an increase of 11% over the $26,964,679 generated in the first nine months of 2006.
*  Backlog as of September 30, 2007 reached record highs.
Dennis Harkins, Zanett's CFO said, "Third quarter 2007's financial results were just acceptable. We believe that Zanett can and will perform better, and this quarter should mark the turning point with the completion of our reorganization and the expansion of our sales and marketing efforts.

"In the beginning of 2007, we began to align our corporate structure to leverage our expanding national practice expertise. The alignment of the different Oracle platforms added one-time costs to the business that accounted for a significant drag on our overall results, but we believe this alignment effort will drive future efficiencies and better position ZCS for future growth. Fourth quarter 2007's results should be an improvement over the third, and 2008 will almost certainly be a better year for us than 2007."

He added, "Another factor weighing on results is competition. Since competition for new customers and consulting engagements continues to intensify in the commercial solutions marketplace, we increased our marketing activities which resulted in a 10% increase in our selling and marketing expense to $3.6 million for the nine months ended September 30, 2007, as compared with $3.3 million during the nine months ended September 30, 2006. This increase in costs is related to additional salespeople and expenses in connection with trade shows and conferences. We believe that the increase in backlog to approximately $18 million justifies these investments and proves their effectiveness."

THREE MONTH RESULTS
For the quarter ended September 30, 2007, revenues were $11,355,822 as compared to $11,226,069 for the three months ended September 30, 2006. Revenues for the Commercial Solutions Segment were $9,553,671 for the quarter, up 2% from $9,324,868 in the third quarter of 2006. This increase was due in part to the continued rise in the demand for commercial IT solutions since late 2005 when Oracle Corporation, on whose software suite many of the commercial IT solutions are based, disclosed its plans for migrating and upgrading customers using the legacy PeopleSoft and JD Edwards software that Oracle previously acquired.

The Government Solutions segment revenues declined 5% from $1,901,201 for the three months ended September 30, 2006 to $1,802,151 in the three months ended September 30, 2007. This decline was attributable to the diversion of funds for advanced technology projects in which this segment is focused to the current war effort.

Operating loss for the three months ended September 30, 2007 was $207,823 compared to operating income of $226,629 for the three months ended September 30, 2006. The decrease in operating income is attributable to the increase in cost of revenues to $8,484,157 for the three months ended September 30, 2007 from $7,682,037 in the three months ended September 30, 2006. This increase of cost of revenues and the resulting decrease in gross margin from 31.6% for the three month period ended September 30, 2006 to 25.3% for the three months ended September 30, 2007 and is attributable to the increase in the use of subcontractors from the previous period.

Offsetting some of the decline in gross margin, selling and marketing expenses decreased $124,156 in the three months ended September 30, 2007 as compared to the three months ended September 30, 2006. While, competition for new customers and consulting engagements continues to intensify in the commercial solutions marketplace, we have been able to reduce some cost in this area but still continue to focus on Zanett's development.

Net loss for the third quarter 2007 was $756,864 or $0.03 per fully dilute share versus a net loss of $309,752, or $0.01 per fully diluted share in third quarter 2006.

NINE MONTH RESULTS
The Company's operating segments generated revenues of $35,810,410 for the nine months ended September 30, 2007 versus revenues of $33,298,295 for the nine months ended September 30, 2006, an increase of 8%. This increase was partly attributable to (1) an additional $1,800,000 contribution from the inclusion of Data Road for the full nine months in 2007 as compared to five months in the prior year and (2) an additional $1,500,000 from the inclusion of DBA for seven months in 2007. The increase was partly offset by a decline in revenue of $500,000 the Government Solutions segment caused by a redistribution of revenues into more profitable projects.

While revenues increased 8%, costs of revenues increased by 13%. The competition for new customers and consulting engagements continued to intensify in the commercial solutions marketplace; therefore we increased our marketing efforts in the Commercial Solutions segment. As a result, selling and marketing expenses increased 12%, from $3,634,305 in the nine months ended September 30, 2006 to $3,318,149 for the nine months of 2007.

Net loss for first nine months of 2007 was $2,093,650 or $0.07 per fully dilute share versus a net loss of $1,130,218, or $0.04 per fully diluted share in the first nine months of 2006.

Management of Zanett will host a conference call today at 11 a.m. EST to discuss the company's financial results and achievements. Those who wish to participate in the conference call may telephone 888-335-6674 from the U.S. or for international callers, 973-321-1100, passcode # 9442332 approximately 15 minutes before the call. A digital replay will be available by telephone for two weeks and may be accessed by dialing 877-519-4471, from the U.S., or 973-341-3080, for international callers, passcode # 9442332.

About Zanett, Inc
Zanett is an information technology company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments: Government Solutions and Commercial Solutions.

The Government Solutions segment specializes in providing advanced software and satellite engineering services with domain area expertise in the realm of classified geospatial data exploitation and representation as well as IT infrastructure related to Homeland Defense and Homeland Security.

The Commercial Solutions segment provides Management Consulting services and delivers custom business solutions that integrate and implement Oracle's full suite of product offerings - Oracle, JD Edwards, PeopleSoft, Seibel, together with associated Oracle Fusion technologies. A wide range of delivery expertise is provided to clients, including Managed Services, Enterprise Applications, Business Intelligence, Web and Portal Development, and Middleware Technologies.

Zanett also provides full infrastructure and application hosting, utilizing both local resources and international resources, remote and onsite DBA support, all on a 24x7 basis.

Zanett currently employs over 234 people nationwide, is headquartered in New York City, and operates out of 9 offices (Atlanta, Boston, Cincinnati, Detroit, Indianapolis, Jacksonville, New York City, Philippines, and Denver). For more information visit http://www.zanett.com.

Certain statements in this news release regarding projected results of operations, or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as ``forward-looking statements'' within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett currently is considering, but in reality may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.

Circumstances do change, and if and when the landscape changes, Zanett shall endeavor to remain as flexible as possible, and adjust its strategy accordingly. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The abovementioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect Zanett, Inc., see Zanett, Inc.'s filing with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the fiscal year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarter ended June 30th 2007 and March 31st 2007.

Neither Zanett, Inc. nor Zanett Oracle Solutions is a part of, a division of, nor a subsidiary of, nor in any other manner connected with, Oracle Corporation, and no implication is made what-so-ever to suggest as such.


                                  Zanett, Inc.
                      Condensed Consolidated Balance Sheets

                                               September 30,
                                                (Unaudited)      December 31,
                                                   2007             2006
                                               ------------      ------------
Assets
Current assets:
       Cash and cash equivalents               $     33,229      $    622,182
       Accounts receivable net of allowance
         for doubtful accounts of $60,109 and
         $291,516, respectively                   7,563,231         7,837,290
       Income tax receivable                         43,756                 -
       Unbilled revenue                             980,635         1,170,571
       Prepaid expenses                             268,248           281,970
       Current deposits                              59,360           658,000
       Other current assets                         335,175           111,430
                                               ------------      ------------
Total current assets                              9,883,634        10,681,443

Property and equipment, net                       1,201,149           918,137
Goodwill                                         20,271,654        18,087,225
Other intangibles, net                              725,883           979,425
Other assets                                        390,536           487,197
                                                 ----------      ------------
              Total assets                     $ 32,472,856      $ 31,153,427
                                               ============      ============
Liabilities and stockholders' equity
Current liabilities:
       Accounts payable                          $1,407,447         $992,726
       Accrued expenses                           2,922,782         3,022,313
       Short-term debt                            5,234,965         6,219,710
       Short-term debt-related party              3,000,000                 -
       Income taxes payable                               -            61,198
Short-term renewable unsecured subordinated debt  1,139,440           815,668
       Other current liabilities                    720,113           694,315
       Deferred revenue                             868,797           909,275
Deferred income taxes                                14,753            14,753
       Capital lease obligations                      8,418             5,281
                                               ------------      ------------
              Total current liabilities          15,316,715        12,735,239
                                               ------------      ------------
Long-term notes payable-related party             8,325,000         7,575,000
Long-term renewable unsecured subordinated debt     751,354         1,264,016
Other non-current liabilities                       508,000         1,221,560
Capital lease obligations                                 -            20,263
Deferred rent expense                                71,834            88,134
Deferred income taxes                               302,913           302,913
                                               ------------      ------------
              Total liabilities                  25,275,816        23,207,125
                                               ------------      ------------
Commitments and contingencies                             -                 -
Stockholders' equity
       Preferred stock, $0.001 par value;
          10,000,000 shares authorized; none
          issued and outstanding                          -                 -
       Common stock, $0.001 par value;
          50,000,000 shares authorized
          29,925,206 and 29,337,110 shares
          issued and outstanding, respectively       29,925           29,337
       Additional paid-in capital                31,106,801       29,763,064
       Treasury stock, at cost; 59,658 shares      (179,015)        (179,015)
       Accumulated deficit                      (23,760,671)     (21,667,084)
                                               ------------      -----------
               Total stockholders' equity         7,197,040        7,946,302
                                               ------------      -----------
              Total liabilities and
                stockholders' equity            $32,472,856      $31,153,427
                                               ============      ===========



                                  Zanett, Inc.
              Condensed Consolidated Statements of Operations
                                  (Unaudited)

                                                       Three Months Ended
                                                           September 30,
                                                    -------------------------
                                                        2007          2006
                                                    -----------  -----------
Revenues:                                           $11,355,822  $11,226,069
                                                    -----------  -----------
Operating expenses:
    Costs of revenues                                 8,484,157    7,682,037
    Selling and marketing                             1,071,546    1,195,702
    General and administrative (including non-cash
       compensation and consulting expense of
       $105,442, $280,836, $360,583 and $1,003,174)   2,007,943    2,121,702
                                                    -----------  -----------
       Total operating expenses                      11,563,645   10,999,441
                                                    -----------  -----------
       Operating income/(loss)                         (207,823)     226,629
                                                    -----------  -----------
Other expense:
  Interest income                                         1,818          268
  Interest expense                                     (550,859)    (490,340)
  Other, net                                                  -          850
                                                    -----------  -----------
    Total other expense                                (549,041)    (489,222)
                                                    -----------  -----------
Loss from continuing operations before income taxes    (756,864)    (262,593)
Income tax provision                                          -       47,159
                                                    -----------  -----------
Loss from continuing operations after taxes            (756,864)    (309,752)
                                                    -----------  -----------
Loss from discontinued operations, net of taxes               -            -
Loss on sale of discontinued operations                       -            -
                                                    -----------  -----------
Net loss                                            $  (756,864) $  (309,752)
                                                    -----------  -----------
Basic and diluted loss per share:
  Continuing operations                             $     (0.03) $     (0.01)
                                                    ===========  ===========
  Discontinued operations                           $     (0.00) $     (0.00)
                                                    ===========  ===========
Net loss per common share to common shareholders
  (basic and diluted)                               $     (0.03) $     (0.01)
                                                    ===========  ===========
Weighted average shares outstanding - basic
  and diluted                                        29,798,178   28,758,424
                                                    ===========  ===========







                                 Zanett, Inc.
                Condensed Consolidated Statements of Operations
                                 (Unaudited)

                                                        Nine Months Ended
                                                          September 30,
                                                   -------------------------
                                                      2007          2006
                                                   -----------   -----------
Revenues:                                          $35,810,410   $33,298,295
                                                   -----------   -----------
Operating expenses:
    Costs of revenues                               25,911,417    22,847,917
    Selling and marketing                            3,827,598     3,422,571
    General and administrative (including
       non-cash compensation and consulting
       expense of $105,442, $280,836, $360,583
       and $1,003,174)                               6,575,770     6,528,427
                                                   -----------   -----------
       Total operating expenses                     36,314,785    32,798,916
                                                   -----------   -----------
       Operating income/(loss)                        (504,375)      499,379
                                                   -----------   -----------

Other expense:
  Interest income                                        2,200         2,203
  Interest expense                                  (1,547,267)   (1,402,022)
  Other, net                                              (458)       18,586
                                                   -----------   -----------
    Total other expense                             (1,545,525)   (1,381,233)
                                                   -----------   -----------
Loss from continuing operations before
    income taxes                                    (2,049,900)     (881,854)

Income tax provision                                    43,750       122,967
                                                   -----------   -----------
Loss from continuing operations after taxes         (2,093,650)   (1,004,820)
                                                   -----------   -----------
Loss from discontinued operations, net of taxes              -       (69,098)

Loss on sale of discontinued operations                      -       (56,299)
                                                   -----------   -----------

Net loss                                           $(2,093,650)  $(1,130,217)
                                                   -----------   -----------
Basic and diluted loss per share:

  Continuing operations                            $     (0.07)  $     (0.04)
                                                   ===========   ===========
  Discontinued operations                          $     (0.00)  $     (0.00)
                                                   ===========   ===========
Net loss per common share to common shareholders
  (basic and diluted)                              $     (0.07)  $     (0.04)
                                                   ===========   ===========
Weighted average shares outstanding - basic
  and diluted                                       29,798,178    29,131,996
                                                   ===========   ===========